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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 of IXC Communications, Inc. for the registration of 450,000 shares of its 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 (including any 12 1/2% Subordinated Exchange Debentures Due 2009 issuable upon exchange thereof) and to the incorporation by reference therein of our report dated February 28, 1997, except for the third paragraph of
Note 19, as to which the date is March 17, 1997, with respect to the consolidated financial statements of IXC Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Austin, Texas
October 3, 1997